EXHIBIT  99.1


(BW)  (INTERVEST-BANCSHARES)  (IBCA)

                        INTERVEST BANCSHARES CORPORATION
                        --------------------------------
             COMPLETES THE SALE OF $10 MILLION OF CAPITAL SECURITIES
             -------------------------------------------------------
       Business Editors - New York - (Business Wire - September 21, 2006)

     Intervest Bancshares Corporation (NASDAQ-GS: IBCA) (the "Company") today announced that it has sold trust preferred securities in the aggregate amount of $10 million through FTN Financial Capital Markets (a division of First Tennessee Bank, National Association) and Keefe, Bruyette & Woods. The securities were sold to institutional investors in a private transaction, pursuant to an applicable exemption from registration under the Securities Act of 1933. This represents the fifth trust preferred transaction that the Company has completed since 2001 for an aggregate of $70 million.

     The securities mature in 30 years and bear interest at a fixed rate of 6.83% per annum for the first five years and thereafter at a floating rate of 1.65% over 3 month LIBOR. Issuance costs associated with this new issue amounted to approximately $10,000. The securities can be redeemed by the Company at anytime after five years or earlier under certain conditions, subject to regulatory approval.

     The Company intends to use the proceeds from the sale of the securities, together with an additional $5 million of available cash, to redeem on December 18, 2006 other trust preferred securities in the principal amount of $15 million. The securities that will be redeemed bear interest at a fixed rate of 9.875%. This action will reduce the Company's annual interest expense by approximately $800,000 going forward. Upon the redemption of the 9.875% securities in the fourth quarter of 2006, approximately $390,000 of related unamortized issuance costs will be written off as a noncash expense.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

     Intervest Bancshares Corporation is a financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank, that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of five full-service banking offices in Clearwater and Gulfport, Florida; Intervest Mortgage Corporation, a mortgage investment company; and Intervest Securities
Corporation,  a  broker/dealer  and  an  NASD  member  firm.

     Additionally, as previously announced, Intervest National Bank has received regulatory permission to open an additional branch office at 483 Mandalay Avenue in Clearwater Beach, Florida. The Bank expects to complete renovations and open this office by October 1, 2006. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation's Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company's actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions in the Company's market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans; and competition. Reference is made to the Company's filings with the SEC for further discussion of risks and uncertainties regarding the Company's business. Historical results are not necessarily indicative of the future prospects of the Company.

CONTACT:  LOWELL  DANSKER,  CHAIRMAN,  INTERVEST  BANCSHARES  CORPORATION
One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, 212-218-2800, Fax-212-218-2808